Exhibits 5.1 and 23.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

April 12, 2013

Reliance Steel & Aluminum Co.

350 South Grand Avenue, Suite 5100

Los Angeles, CA 90071

Ladies and Gentlemen:

We have acted as special counsel for Reliance Steel & Aluminum Co., a California corporation (the “Company”), in connection with the Company’s issuance of $500,000,000 principal amount of 4.500% Senior Notes due 2023 (the “Notes”) in an underwritten public offering pursuant to an underwriting agreement dated April 9, 2013 (the “Underwriting Agreement”) among the Company, the subsidiaries of the Company listed on Schedule 1 hereto (the “Guarantors”) and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several underwriters (the “Underwriters”) named in Schedule 1 thereto.  The Notes are to be fully and unconditionally guaranteed by the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”). The Notes and the Guarantees are to be issued pursuant to an Indenture dated as of April 12, 2013 among the Company, the Guarantors and Wells Fargo, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of April 12, 2013 among the Company, the Guarantors and the Trustee (together, the “Indenture”). The Company and the Guarantors have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-187666, the “Registration Statement”) pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, when the Notes are executed, authenticated, issued and delivered in accordance with the Indenture and the Underwriting Agreement against payment therefor, the Notes will constitute valid and binding obligations of the Company and each of the Guarantees thereof by each Guarantor will constitute valid and binding obligations of each respective Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation, or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement became effective upon filing with the Commission and such effectiveness shall not have been terminated or rescinded and (ii) the Indenture, the Notes and the Guarantees are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and each Guarantor).  We have also assumed that the execution, delivery and performance by the Company of the Notes or any Guarantor of the Guarantees (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or any Guarantor.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York, the State of California and the General Corporation Law of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of Alabama, Arizona, Connecticut, Georgia, Illinois, Louisiana, Minnesota, Ohio, Oregon, Pennsylvania, Tennessee, Texas and Wisconsin, we have relied, without independent inquiry or investigation, on the opinions of Bradley Arant Boult Cummings LLP (with respect to the laws of Alabama and Tennessee), Bryan Cave LLP (with respect to the laws of Arizona), Andre D. Dorval, Attorney at Law (with respect to the laws of Connecticut), Greenberg Traurig LLP (with respect to the laws of Georgia, Illinois and Pennsylvania), Durio, McGoffin, Stagg & Ackermann LLP (with respect to the laws of Louisiana), Fredrikson & Byron, P.A. (with respect to the laws of Minnesota), Bailey Cavalieri LLC (with respect to the laws of Ohio), Davis Wright Tremaine LLP (with respect to the laws of Oregon), Vinson and Elkins LLP (with respect to the laws of Texas) and Foley & Lardner LLP (with respect to the laws of Wisconsin), respectively, each to be filed with a report on Form 8-K to be filed by the Company on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof.  In addition, we consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement relating to the Notes and the Guarantees, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Schedule 1

State or Other Jurisdiction of Incorporation or Organization
Allegheny Steel Distributors, Inc.	Pennsylvania
Aluminum and Stainless, Inc.	Louisiana
American Metals Corporation dba American Steel	California
AMI Metals, Inc.	Tennessee
CCC Steel, Inc.	Delaware
Chapel Steel Corp.	Pennsylvania
Chatham Steel Corporation	Georgia
Clayton Metals, Inc.	Illinois
Continental Alloys & Services (Delaware) LLC	Delaware
Continental Alloys & Services Inc.	Delaware
Crest Steel Corporation	California
Delta Steel, Inc.	Texas
Diamond Manufacturing Company	Pennsylvania
Durrett Sheppard Steel Co., Inc.	California
Earle M. Jorgensen Company	Delaware
Feralloy Corporation	Delaware
GH Metal Solutions, Inc.	Alabama
Infra-Metals Co.	Georgia
LBT, Inc.	Illinois
Liebovich Bros., Inc.	Illinois
McKey Perforated Products Co., Inc.	Tennessee
McKey Perforating Co., Inc.	Wisconsin
Metals Supply Company, Ltd.	Texas
National Specialty Alloys, Inc.	Delaware
Pacific Metal Company	Oregon
PDM Steel Service Centers, Inc.	California
Phoenix Corporation dba Phoenix Metals Company	Georgia
Precision Flamecutting and Steel, Inc.	Texas
Precision Strip, Inc.	Ohio
Precision Strip Transport, Inc.	Ohio
Service Steel Aerospace Corp.	Delaware
Siskin Steel & Supply Company, Inc.	Tennessee
Smith Pipe & Steel Company	Arizona
Sugar Steel Corporation	Illinois
Sunbelt Steel Texas, Inc.	Texas
Toma Metals, Inc.	Pennsylvania
Viking Materials, Inc.	Minnesota
Yarde Metals, Inc.	Connecticut